Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of November 7, 2024, by and among TRex Holdings Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and any additional Person that becomes a party to this Agreement in accordance with Section 6.9.

RECITALS

WHEREAS, the Company and certain of the Investors (the “Existing Investors”) previously entered into that certain Amended and Restated Investors’ Rights Agreement dated as of February 18, 2022 (as amended, the “Prior Agreement”).

WHEREAS, the Company and certain of the Investors (the “Purchasing Investors”) are parties to that certain Series B Preferred Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”) by and among the Company and such Investors, pursuant to which such Purchasing Investors have agreed to purchase shares of Series B Preferred Stock (as defined below).

WHEREAS, Section 6.6 of the Prior Agreement provides, in part, that the Prior Agreement may be amended, modified or terminated and the observance of any term thereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the (i) Company, (ii) with respect to Sections 3 and 4 and any other provision of the Prior Agreement to the extent such provision pertains to Sections 3 or 4 of the Prior Agreement, the holders of at least seventy five percent (75%) of the Preferred Stock (as defined in the Prior Agreement) then outstanding, including an Investor Supermajority (as defined in the Prior Agreement) and (iii) with respect to Sections 1, 2, 5 and 6 of the Prior Agreement and any other provision of this Agreement to the extent such provision pertains to Section 1, 2, 5 or 6 of the Prior Agreement, an Investor Supermajority (the foregoing holders, the “Requisite Majority”).

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Purchasing Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company and the undersigned Investors sufficient to constitute the Requisite Majority desire to amend and restate the Prior Agreement in its entirety by entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto, which include the Requisite Majority, hereby agree that the Prior Agreement is amended and restated in its entirety by this Agreement, and further agree as follows:

1. Definitions. In addition to the terms defined elsewhere herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, manager, managing partner, managing member, officer, director or trustee of such Person, or any venture capital fund, management company, or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing partners or managing members of, or shares the same management company or investment advisor with, such Person, or any entity that is a nominee of such Person. For purposes of this definition, the terms “control,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Business Day” means a weekday on which banks are open for general banking business in San Francisco, CA.

1.4 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.5 “Common Stock” means shares of the Company’s common stock, $0.0001 par value per share.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the Company as currently conducted or currently contemplated to be conducted, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor, in each case as determined in the good faith judgment of the Board of Directors.

1.7 “Converted Preferred Holder” means any Investor that holds Special Conversion Shares (other than as a result of the acquisition of such shares by such Investor from a prior holder after the occurrence of a Special Mandatory Conversion).

1.8 “Damages” means any loss, damage or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.9 “Deemed Liquidation Event” has the definition given to it in the Certificate of Incorporation.

1.10 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.11 “Direct Listing” means the Company’s initial listing of its Common Stock on a national securities exchange by means of a registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital stock of the Company for resale. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services. Any and all mentions of an underwritten offering or underwriters contained herein shall not apply to a Direct Listing.

1.12 “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.13 “DPA Triggering Rights” means: (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

1.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.15 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.16 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.17 “Foreign Person” means either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights; provided, however, that SV Biotech Crossover Opportunities Fund LP (“SV Biotech”) shall not be deemed a Foreign Person for purposes of this Agreement.

1.18 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.19 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.20 “GAAP” means generally accepted accounting principles in the United States in effect from time to time.

1.21 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.22 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.23 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.24 “IPO” means, only if a Direct Listing has not occurred, the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.25 “JJDC” means Johnson & Johnson Innovation-JJDC, Inc.

1.26 “Lilly” means Eli Lilly and Company.

1.27 “Major Investor” means (a) prior to the Tranche Two Closing (as defined in the Purchase Agreement), any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,456,452 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (b) upon and following the Tranche Two Closing, any Investor that, individually or together with such Investor’s Affiliates, holds at least 2,912,904 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.28 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, and Derivative Securities; provided, however, that “New Securities” shall exclude: (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO or the Direct Listing; and (iii) shares of Series B Preferred Stock issued to Additional Purchasers (as defined in the Purchase Agreement) and Purchasers of Tranche Two Shares (as defined in the Purchase Agreement) pursuant to Sections 1.2(b) and 1.3 of the Purchase Agreement.

1.29 “Observer” means any Person appointed in accordance with Section 3.3 to act as a non-voting observer of the Board of Directors.

1.30 “Permitted Purpose” means (i) the bona fide implementation, pursuance, exercise of rights under, and/or enforcement of this Agreement or otherwise for the purpose of managing a holding of Registrable Securities and enjoying and exercising rights held in the capacity as a holder of such Registrable Securities; (ii) in the case of any person who is an officer or employee of, or consultant to, the Company, in the bona fide performance of his duties and provision of services to the Company; and/or (iii) the undertaking of such other ancillary matters as are reasonably or necessarily undertaken in connection with the foregoing.

1.31 “Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

1.32 “Pfizer” means Pfizer Ventures (US) LLC and its Affiliates.

1.33 “Polaris Partners” means North Star Venture Management 2010, LLC d/b/a Polaris Partners and its Affiliates.

1.34 “Preferred Director” means any director of the Company that the holders of record of Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.35 “Preferred Stock” means, collectively, shares of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, and Series B Preferred Stock.

1.36 “Receiving Group” means the Receiving Party (as defined below), its permitted transferees and each member of the Board of Directors and Observer (if any) appointed by such Receiving Party.

1.37 “Registrable Securities” means: (i) the Common Stock issuable or issued upon conversion of the Preferred Stock (excluding any Special Conversion Shares); (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors (excluding any Special Conversion Shares); and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) through (ii) above; excluding in all cases (other than the restrictions on transfer and legend requirements in Section 2.12), however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.38 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.39 “Requisite Preferred Director Vote” means the approval of the Board of Directors, including a majority of the Preferred Directors then seated.

1.40 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

1.41 “Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein.

1.42 “Sanctioned Party” means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List (collectively, “Designated Parties”), or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person are prohibited pursuant to applicable Sanctions.

1.43 “Sanctions” means applicable laws and regulations pertaining to trade and economic sanctions administered by the United States.

1.44 “SEC” means the Securities and Exchange Commission.

1.45 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.46 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.47 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.48 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel (as defined below) borne and paid by the Company as provided in Section 2.6.

1.49 “Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, $0.0001 par value per share.

1.50 “Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, $0.0001 par value per share.

1.51 “Series A-3 Preferred Stock” means shares of the Company’s Series A-3 Preferred Stock, $0.0001 par value per share.

1.52 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, $0.0001 par value per share.

1.53 “Special Conversion Shares” means shares of Common Stock issued upon conversion of shares of Preferred Stock pursuant to a Special Mandatory Conversion pursuant to Article IV, Part B, Section 5A of the Certificate of Incorporation.

1.54 “Special Mandatory Conversion” shall have the meaning given to such term in the Certificate of Incorporation.

1.55 “Standoff Period” means the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company, and, if applicable, the managing underwriter (such period not to exceed one hundred eighty (180) days).

1.56 “SVLS” means SV Life Sciences Fund VI, L.P.

1.57 “Voting Agreement” means the Amended and Restated Voting Agreement of even date herewith among the Company, the Investors and the other parties named therein.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or the Direct Listing (whichever occurs first), the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least sixty percent (60%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $50,000,000), then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) use commercially reasonable efforts to as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-1 registration statement shall in no event be made available to any Holder that is a Foreign Person.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a written request from Holders of at least sixty percent (60%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-3 registration statement shall in no event be made available to any Holder that is a Foreign Person.

(c) Delay. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d) Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration, a registration relating to a demand pursuant to Section 2.1 or the IPO or for a Direct Listing), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) Inclusion. If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such

Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO or the Direct Listing, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.

(c) Registration Not Effected. For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this (i) Section 2 or (ii) in connection with a Direct Listing, as applicable:

(i) Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Procedures. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y)no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions of this Section 2.8 that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) Use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or the Direct Listing, as applicable;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO or the Direct Listing, as applicable), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the Standoff Period, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap, hedging or other transaction or arrangement that transfers, or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such securities, whether or not any such transaction or arrangement described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO and shall not apply to any transfer of shares by a Holder to any of its Affiliates (regardless of whether or not such transfer is for consideration), to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the Standoff Period, and shall be applicable to the Holders only if all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock). For purposes of this Section 2.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates, instruments or book entry representing the shares subject to this Section 2.11 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements. The foregoing provisions of this Section 2.11 shall not apply to a Direct Listing and shall only be applicable to the Company’s initial underwritten offering of equity securities if the Company has not already completed a Direct Listing.

2.12 Restrictions on Transfer.

(a) Agreement Binding. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and all other applicable U.S. laws and regulations. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Legends. Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A MARKET STAND-OFF RESTRICTION AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) Procedure. The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO or Direct Listing, as applicable, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144, or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate, instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Until the IPO or the Direct Listing, no Holder shall transfer any Restricted Securities to any person or entity that is determined to be a Competitor.

2.13 Termination and Suspension of Registration Rights.

(a) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate, as to such Holder, upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event;

(ii) such time after consummation of the IPO or the Direct Listing (whichever occurs first) as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation, during a three (3)-month period without registration; and

(iii) the fifth (5th) anniversary of the IPO or the Direct Listing (whichever occurs first).

(b) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall be suspended during any time as such Holder is a Sanctioned Party.

2.14 Termination of Certain Rights of Converted Preferred Holders. Notwithstanding anything contained in this Section 2 or any other provision of this Agreement, no Converted Preferred Holder shall have any registration rights pursuant to Sections 2.1 or 2.2; provided, however, such Converted Preferred Holder shall remain obligated under Sections 2.11 and 2.12 hereof as if a “Holder” for such sections.

3. Information Rights and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor:

(a) as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally or nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Company, a capitalization table (including convertible securities, stock options and stock options not yet issued but reserved for issuance, if any) in sufficient detail as to permit such Major Investor to calculate its percentage equity ownership in the Company on a fully diluted basis;

(d) as soon as practicable, but in any event within ninety (90) days after the commencement of each fiscal year, a budget and business plan for such fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as such Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1(f) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or similar highly confidential information, or (ii) the disclosure of which would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel. It will not be reasonable to refuse to provide to Lilly, Pfizer or JJDC, as soon as practicable after the end of each fiscal year of the Company, all such corporate and financial information concerning the affairs of the Company with respect to such fiscal year as may be requested in writing by Lilly, Pfizer or JJDC (as applicable) and is reasonably necessary to allow Lilly, Pfizer or JJDC (as applicable) to complete its tax filings in the United States in so far as the same may concern Lilly, Pfizer or JJDC (as applicable) in its capacity as an Investor, including: (A) current fiscal year and prior fiscal year US GAAP detail trial balance in functional currency; (B) the Company’s domestic income tax returns for the prior three (3) fiscal years (provided that, if the Company has been in existence for less than three (3) fiscal years at the time such information is requested, the Company shall provide such information for each prior fiscal year (or portion thereof) during which the Company was in existence); (C) FormE3900 (if possible for the Company to provide); (D) the Company’s tax ID; (E) identification of the Company’s fiscal year end; and (F) the Company’s principal business activity.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

If reasonably requested by a Major Investor, the Company shall provide the information required by, or reasonably requested pursuant to, this Section 3.1 to such Major Investor by uploading the information to a portfolio management platform.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection.

(a) The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(b) In the event Lilly determines, in its sole discretion, that it must consolidate the Company in Lilly’s financial reporting or otherwise report certain Company financial information for U.S. tax purposes, the Company will provide, promptly after the end of each fiscal year, all such corporate and financial information concerning the affairs of the Company with respect to such fiscal year as may be reasonably requested in writing by Lilly in order to allow Lilly to complete its tax filings in the United States in so far as the same may concern Lilly in its capacity as an Investor; provided, however, that in the event Lilly determines that such consolidation is necessary, Lilly will reimburse the Company for any third-party fees, expenses or costs incurred by the Company for services rendered to the Company in satisfaction of its obligations under this Section 3.2(b).

3.3 Board Observer Rights.

(a) As long as Lilly is a Major Investor, the Company shall invite a representative of Lilly to attend all meetings of the Board of Directors, and all meetings of the applicable governing body of each subsidiary of the Company, and all committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

(b) As long as Pfizer is a Major Investor, the Company shall invite a representative of Pfizer to attend all meetings of the Board of Directors, and all meetings of the applicable governing body of each subsidiary of the Company, and all committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

(c) As long as JJDC is a Major Investor, the Company shall invite a representative of JJDC to attend all meetings of the Board of Directors, and all meetings of the applicable governing body of each subsidiary of the Company, and all committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

(d) As long as Delos Capital Fund III, LP (“Delos”) is considered a Major Investor, the Company shall invite a representative of Delos to attend all meetings of the Board of Directors, and all meetings of the applicable governing body of each subsidiary of the Company, and all committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

3.4 Termination of Information and Observer Rights. The covenants set forth in Sections 3.1, 3.2, and 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or the Direct Listing, as applicable, (ii) with respect to any Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party, (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act, or (iv) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

3.5 Confidentiality.

(a) Each Investor (a “Receiving Party”) shall keep (and shall procure that its Receiving Group shall keep) confidential and not disclose to any third party, nor use other than for a Permitted Purpose, any confidential information of the Company.

(b) Section 3.5(a) shall not apply if and to the extent that:

(i) such information is then in the public domain (other than by reason of a breach of any obligation of confidentiality applicable to the Receiving Group);

(ii) such information was known by the Receiving Group (without any obligation of confidentiality in respect thereof) prior to the first disclosure of such information to the Receiving Group by (or on behalf of) the Company;

(iii) such information is disclosed to the Receiving Group on a non-confidential basis by person(s) other than by the Company (or person acting on behalf thereof) in circumstances where the Receiving Group reasonably believed that such disclosure was lawfully made without breach of any obligation of confidentiality by such person(s);

(iv) such information is independently developed by the Receiving Group without breach of this Agreement;

(v) the Company has consented in writing to such disclosure and/or use of such information or has otherwise confirmed in writing that such information is not confidential; or

(vi) such disclosure or use is required by law, regulation, the rules of any investment exchange to which a member of the Receiving Group may be subject, or by any court or other competent authority having jurisdiction over a member of the Receiving Group.

(c) Notwithstanding Section 3.5(a), the disclosure of confidential information:

(i) between members of a Receiving Group shall be permitted, provided that such disclosure is restricted to those persons as reasonably need to know such information in connection with a Permitted Purpose;

(ii) between parties to this Agreement shall be permitted, provided that the Receiving Party keeps such information confidential in accordance with this Section 3.5; and

(iii) by an Investor:

(1) to its directors, officers, employees, consultants, accountants, partners, trustees, stockholders and Affiliates, to the extent reasonably required for a Permitted Purpose;

(2) to it auditors;

(3) if disclosed by SVLS, to prospective investors in the Company with the prior approval of the Board of Directors;

(4) to an actual or prospective purchaser of shares of the Company’s capital stock held by that Investor;

(5) to actual or prospective investors in that Investor (or permitted transferee thereof);

(6) to actual or prospective lenders to any such Investor;

(7) to its professional advisers or the professional advisers of any such Investor’s permitted transferees; or

(8) as part of any report made by such Investor to its investors,

shall be permitted, provided in each case: (x) that such persons are subject to confidentiality obligations protecting such confidential information and which obligations are no less onerous than the obligations in this Section 3.5; and (y) the confidential information so disclosed is relevant commercial and/or business information (and not, except where any disclosure is to professional advisers in accordance with Section 3.5(c)(iii)(7) above, itself unpublished patent applications, pre-clinical or clinical data, know-how or any other intellectual property of the Company); and (z) for the avoidance of doubt, no members of a Receiving Group shall be permitted to disclose confidential information proprietary to Lilly, JJDC or Pfizer without the prior written consent of Lilly, JJDC or Pfizer, respectively.

(d) If disclosure or use is to be made pursuant to Section 3.5(b)(vi) then, if reasonably practicable to do so, the Receiving Party shall consult with the Company reasonably in advance of such disclosure or use so as to permit the Company reasonable opportunity to review and comment on such disclosure or intended use and, if so desired by the Company, for the Company to take any reasonable action (at its own cost) to prevent or restrict such disclosure or use.

(e) Following the date upon which the Receiving Party (including the other members of its Receiving Group) no longer holds any interest in any shares of Preferred Stock, such Receiving Party shall, upon written request of the Company, procure that all confidential information provided by (or on behalf of) the Company to such Receiving Party’s Receiving Group (or derived from confidential information disclosed to the Receiving Group by (or on behalf of) the Company) shall, to the extent then within the possession or control of such Receiving Party’s Receiving Group and maintained in physical form, electronic form or other media, be promptly returned to the Company (or, if so authorized by the Company, destroyed or deleted) provided that:

(i) a Receiving Party shall be entitled to retain copies of all confidential information provided pursuant to Section 3.1 and 3.2 hereof as it deems reasonably necessary to satisfy its obligations under applicable state and federal tax laws, securities reporting rules, and other similar laws, rules and regulations applicable to such Receiving Party;

(ii) in respect of physical embodiments of information, a Receiving Party shall be entitled to retain one copy of each such item of confidential information for non- commercial archiving purposes only; and

(iii) in respect of any information stored electronically or in other media, it shall be sufficient for a Receiving Party to procure that access to such information is restricted to non-commercial archiving purposes only.

(f) No party to this Agreement shall issue any press release naming any Investor, use any Investor’s logo, or make any public announcement concerning this Agreement, the transactions contemplated hereby without obtaining the prior written approval of the applicable Investor. Notwithstanding the foregoing:

(i) the Company shall be free to make any disclosure to the extent such disclosure is otherwise required by applicable law; provided, however, that the Company shall use its commercially reasonable efforts, consistent with such applicable law, to notify in writing the applicable Investor, prior to the issuance of a press release or announcement, with respect to the text thereof;

(ii) the Company shall be free to disclose information which is in the public domain (including, without limitation, information disclosed in a press release previously approved by an Investor); and

(iii) in the event that the Company intends to use an Investor’s logo, such Investor’s written consent shall be explicitly obtained.

(g) The obligations of the parties contained in this Section 3.5 shall survive the termination of this Agreement and shall continue for a period of seven (7) years thereafter.

3.6 Each party to this Agreement acknowledges that monetary damages may not be a sufficient remedy for any breach of this Section 3.5 and that injunctive or other equitable relief may be available in respect of any such breach.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to sell any New Securities, the Company shall first offer to sell a portion of such New Securities to each Major Investor. The rights set forth in this Section 4 shall not be applicable with respect to any Major Investor if, at the time of such subsequent securities issuance, (a) the Major Investor is not an “accredited investor,” as such term is then defined in Rule 501(a) under the Securities Act, (b) the Major Investor is a “bad actor,” for purposes of Rule 506 under the Securities Act, and/or (c) the Board of Directors has reasonably determined that such Major Investor is a Competitor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates, and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as (i) a Major Investor under Sections 3.1 and 3.2 hereof, or (ii) a Major Investor under Section 4.1 hereof); provided further that the Company shall not be obligated to offer or sell any New Securities to any person or entity that is a Sanctioned Party.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor), bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising

Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities; (ii) shares of Common Stock issued in the IPO or the Direct Listing; and (iii) the issuance of shares of Series B Preferred Stock pursuant to the Purchase Agreement.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or the Direct Listing, as applicable, or (ii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

4.3 Limitation on Foreign Person Investors. Notwithstanding the covenants set forth in Section 4.1 and Section 4.2, no Investor that is a Foreign Person shall be permitted to obtain greater than nine and nine-tenths percent (9.9%) of the outstanding voting shares of the Company.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain directors and officers insurance in the amount of not less than $3,000,000 of liability coverage (which shall be increased to not less than $5,000,000 of liability coverage following (i) an IPO, (ii) a Direct Listing, (iii) the first date upon which the Company becomes subject to the periodic reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act, or (iv) the first date upon which the Company commences human testing on its compounds, whichever event specified in foregoing clauses (i) – (iv) occurs first) on terms reasonably acceptable to the Preferred Directors.

5.2 Employee Agreements. Unless otherwise approved by the Board of Directors, the Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a customary nondisclosure, proprietary rights assignment agreement or an employment or consulting agreement containing substantially similar terms. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or restricted stock agreement between the Company and any employee, without the written consent of the majority of the Board of Directors, which approval must include the Requisite Preferred Director Vote.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, all future employees of the Company or its subsidiaries who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service (or the date of grant in the case of a grant to an existing employee), and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months. In addition, unless otherwise approved by the Board of Directors, the Company shall retain (and not waive) a “right of first refusal” on employee transfers in favor or the Company, which shall be assigned to the Investors pro rata if the Company elects not to exercise such right, until the IPO or the Direct Listing (whichever occurs first) and shall have the right to repurchase unvested shares at cost upon termination of employment or service of a holder of restricted stock.

5.4 Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect a Preferred Director and such seat is filled, the Company hereby covenants and agrees with each of the Investors that it shall not (and shall not permit any of its subsidiaries to) do any of the following, without the approval of Board of Directors, which approval must include the Requisite Preferred Director Vote:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors, including the Requisite Preferred Director Vote;

(e) incur any aggregate indebtedness in excess of $250,000 that is not included in a Board of Directors-approved budget, other than trade credit incurred in the ordinary course of business;

(f) enter into or be a party to any transaction with any director, officer, or employee of the Company except such transactions entered in the ordinary course of business;

(g) hire, terminate, or change the compensation of any executive-level employee of the Company, including approving the grant of any equity incentive award to such employee;

(h) sell, assign, license, pledge, or encumber material technology or intellectual property, other than non-exclusive licenses in connection with ordinary course product sales or licenses; or

(i) change the principal business of the Company, enter new lines of business, or exit the current line of business.

5.5 Annual Budget. The Company shall, within 90 days following the end of each fiscal year, prepare an annual budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (the “Budget”). The Company shall submit the Budget to the Board of Directors for approval and the Budget, as may be revised by the Board of Directors, shall be approved by the Board of Directors, which approval shall include the Requisite Preferred Director Vote.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors nominated to serve on the Board of Directors by one (1) or more Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.

5.8 Board Matters. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors (or any committee thereof) and all governing boards of any subsidiaries of the Company.

5.9 Other Business Activities of Investors. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. The Company and each Investor that is a party to this Agreement, acknowledges and agrees that certain of the Investors or their Affiliates may presently have, or may engage in the future, in internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services. Nothing in this Agreement or any other agreement related to the transactions contemplated by this Agreement, shall in any way preclude or restrict such Investors or their Affiliates from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise, competes with those of the Company; provided, however, that the foregoing shall not contravene the confidentiality obligations in Section 3.5 or otherwise in this Agreement or relieve (a) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (b) any director or officer of the Company from any liability associated with such person’s fiduciary duties to the Company.

5.10 FCPA Compliance. The Company shall not, and shall not permit any of its subsidiaries and Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”) to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates or any of its or their respective Representatives in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its Affiliates and subsidiaries to, maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

5.11 Termination of Covenants. The covenants set forth in this Section 5 (except for Sections 5.6 and 5.7) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or the Direct Listing, (ii) upon a Deemed Liquidation Event, or (iii) with respect to any obligation to an Investor that is or becomes a Sanctioned Party, for so long as such Holder is a Sanctioned Party.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that: (i) is such Holder’s Affiliate; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (iii) after such transfer, holds at least two percent (2%) of the shares of Registrable Securities or if the transferring Holder owns less than two percent (2%) of the Registrable Securities, then all Registrable Securities held by the transferring Holder; or (iv) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred, (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11, and (z) such assignee is not a Sanctioned Party. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts; Delivery. This Agreement may be executed and delivered in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) General. All notices, requests and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, CA 94104, Attn: Effie Toshav, etoshav@fenwick.com, and Jonathan Sagot, jsagot@fenwick.com.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers. Any term of this Agreement may only be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and a Qualified Investor Majority (as defined in the Certificate of Incorporation); provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section

2.12(c) shall be deemed to be a waiver); provided further that Section 1.17 may only be amended, modified, or terminated with the written consent of SV Biotech; and provided further, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. For the avoidance of doubt, Registrable Securities do not include any shares held by a person or entity that is a Sanctioned Party. Notwithstanding the foregoing: (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); (b) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any holder of Series B Preferred Stock without the written consent of such holder of Series B Preferred Stock, unless such amendment, modification, termination, or waiver applies to all Preferred Stock in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Preferred Stock in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain holders of Preferred Stock may nonetheless, by agreement with the Company, purchase securities in such transaction); (c) Sections 3.1, 3.2, and 3.3 and any other section of this Agreement applicable to the Major Investors (including this clause (c) of this Section 6.6) may be amended, modified, terminated or waived with only the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors; provided, however, that the Company may in its sole discretion waive compliance with any provision of this Agreement if observance of the terms would cause the Company or any Investor to be in violation of applicable Sanctions; (d) Section 1.26, Section 3.3(a) and this Section 6.6(d) may not be amended, modified, terminated or waived without the approval of Lilly; (e) Section 1.32, Section 3.3(b) and this Section 6.6(e) may not be amended, modified, terminated or waived without the approval of Pfizer; (f) Section 1.24, Section 3.3(c) and this Section 6.6(f) may not be amended, modified, terminated or waived without the approval of JJDC; and (g) Section 3.3(d) and this Section 6.6(g) may not be amended, modified, terminated or waived without the approval of Delos. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor, or permitted assign entered into or approved such amendment, termination or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any provision contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. This Agreement (including any Schedules and Exhibits hereto), together with the other Transaction Agreements (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Dispute Resolution.

The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.13 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.14 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

TREX HOLDINGS INC.

By:	/s/ M. Johnston Erwin Jr.
Name:	M. Johnston Erwin, Jr.
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DELOS CAPITAL FUND III, LP

By:	Delos Capital GP III, LLC, its General Partner

By:	/s/ Henry Chen
Name:	Henry Chen
Title:	Managing Partner

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ELI LILLY AND COMPANY

By:	/s/ Gordon James Brooks
Name:	Gordon James Brooks
Title:	Group VP, Controller and Corporate Strategy

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SV LIFE SCIENCES FUND VI, L.P.

By:	SV Life Sciences Fund VI (GP), L.P., its sole General Partner

By:	SVLSF VI, LLC
its sole General Partner

By:	/s/ James Costine
Name:	James Costine
Title:	Authorized Signatory

SV LIFE SCIENCES FUND VI STRATEGIC PARTNERS, L.P.

By:	SV Life Sciences Fund VI (GP), L.P., its sole General Partner

By:	SVLSF VI, LLC
its sole General Partner

By:	/s/ James Costine
Name:	James Costine
Title:	Authorized Signatory

SV BIOTECH CROSSOVER OPPORTUNITIES FUND LP

acting by its general partner, SV BCO I GP LLP, acting by a designated member:

By:	/s/ James Costine
Name:	James Costine
Title:	Designated Member

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ALEXANDRIA VENTURE INVESTMENTS, LLC,
A Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc.
A Maryland corporation managing member

By:	/s/ Aaron Jacobson
Name:	Aaron Jacobson
Title:	SVP – Venture Counsel

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

PFIZER VENTURES (US), LLC

By:	/s/ Michael Diem, MD
Name:	Michael Diem, MD
Title:	President

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

JOHNSON & JOHNSON INNOVATION – JJDC, INC.

By:	/s/ Sanjay Mistry
Name:	Sanjay Mistry
Title:	Vice President Venture Investments

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

POLARIS PARTNERS X, L.P.

By:	Polaris Partners GP X, L.L.C., its general partner

By:	/s/ Lauren Crockett
Name:	Lauren Crockett
Title:	General Counsel

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SV TREX COINVESTMENT, L.P.

By:	SV Life Sciences Fund VI (GP), L.P. its sole General Partner
By:	SVLSF VI, LLC, its sole General Partner

By:	/s/ Brent Faduski
Name:	Brent Faduski
Title:	Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AVEGO BIOSCIENCE CAPITAL, L.P.

By:	/s/ Vishal Kapoor
Name:	Vishal Kapoor
Title:	Partner

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AGENT CAPITAL FUND III LP

By:	Agent Capital Fund III GP, LLC, its General Partner

By:	/s/ Geeta Vemuri
Name:	Geeta Vemuri
Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

JOEL MARCUS

By:	/s/ Joel Marcus

SCHEDULE A

INVESTORS

Delos Capital Fund III, LP 19/F Fung House 19-20 Connaught Road Central Hong Kong SAR [***]
Eli Lilly &Company Lilly Corporate Center Indianapolis, Indiana 46285 [***]
SV Biotech Crossover Opportunities Fund LP c/o SV Health Managers LLP 71 Kingsway London, WC2B 6ST,UK [***]
SV Life Sciences Fund VI, L.P. One Boston Place, 201 Washington Street, Suite 3900 Boston, MA 02108 [***]
SV Life Sciences FundVI Strategic Partners, L.P. One Boston Place, 201 Washington Street, Suite 3900 Boston, MA 02108 [***]
Alexandria Venture Investments, LLC 26 N. Euclid Ave. Pasadena, CA 91101 [***]
Pfizer Ventures (US) LLC c/o Pfizer Inc. 66 Hudson Blvd. East New York, NY 10001 United States of America Attention: Christopher J. O’Donnell Email: [***]
Johnson & JohnsonInnovation – JJDC,Inc. 410 George Street, New Brunswick, New Jersey 08091 Attn: LindaVogel ([***])

CC: [***]; Kelvin Lin ([***])
Polaris Partners X, L.P. One Marina ParkDrive, 10th Floor Boston MA, 02210 Attn: Lauren Crockett [***]
SV TRex Coinvestment, L.P. 28 State Street,Suite 980 Boston, MA 02109 [***]
Avego BioScience Capital, L.P. 1 Pennsylvania Plaza,Suite 1620 New York, NY 10119 [***]
Agent Capital Fund III LP 1400 Main St,Floor 1 Waltham, MA 02451 Attn: Geeta Vemuri,Ph.D., MBA [***]
Joel Marcus 26 N. Euclid Ave, Pasadena, CA 91101 [***]